Exhibit 99.1

NEWS RELEASE

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY ANNOUNCES SALE OF FAYETTEVILLE ASSETS, AND

UPDATES OPERATING ACTIVITIES, FOURTH QUARTER PRODUCTION GUIDANCE AND

2013 HEDGE POSITION

LAFAYETTE, LA – January 7, 2013—PetroQuest Energy, Inc. (NYSE: PQ) announced that on December 31, 2012, the Company completed the sale of its Fayetteville Shale assets (100% non-operated) located in Arkansas for net proceeds of approximately $9.2 million, subject to customary post-closing adjustments. The Company estimates that operating cash flow generated from its Fayetteville assets during 2012 totaled approximately $1.3 million on average daily production of approximately 5 MMcf/d. As of September 30, 2012, the Company estimated that proved reserves associated with the Fayetteville assets totaled approximately 11 Bcf with an estimated discounted net cash flow (PV-10) of $5.5 million using SEC pricing. The sale will not impact the current borrowing base of $130 million under the Company’s credit facility.

Operations Update

In the Gulf Coast, the Company recently installed downstream compression equipment at its La Cantera field to expand the takeaway capacity. As a result, the Company has increased its total daily gross production to approximately 82,000 Mmcfe (21% liquids). The Company continues to adjust its downstream compression and modify certain facility equipment to further optimize the takeaway and processing capacity from this field. Additional capacity is expected to be available during the second quarter of 2013. At that time, the Company expects to increase the natural gas liquids recoveries from the Thibodeaux #1 and Broussard Estates #2 wells.

The Company expects to spud its third well at La Cantera, the Broussard Estates #3 (WI—24%), later this week. This well will test the 200 feet of potential pay sands encountered at a shallower depth in the Broussard Estates #2 well, as well as target the upper Cris R section that was found to be productive in the first two wells. This well is expected to cost approximately 60% less than the previous two La Cantera wells due to the sidetrack procedure savings. The Company expects first production to be in the second quarter contingent on additional takeaway capacity. Once the third well is online, the field is expected to be producing at a gross daily rate of approximately 120,000 – 130,000 Mmcfe (28% liquids).

In addition, the Company expects to receive the 70 square mile 3D seismic survey, which includes coverage over its Thunder Bayou prospect, located approximately two miles north of the La Cantera discovery, later this month and plans to spud the initial well during the second quarter of 2013. Additionally, the Company’s onshore South Louisiana oil prospect, Overlake (WI – 22%), has spud and is expected to reach total depth in the first quarter of 2013.

In northern Oklahoma, the Company has established production from two additional operated Mississippian Lime wells. The Company’s PQML #9 (Pawnee County—NRI—35%) and PQML #8 (Kay County—NRI—20%) wells achieved maximum 24 hour gross daily rates of 1,291 Boe (87% oil) and 74 Boe (100% oil), respectively. In addition, the Company has established production from one non-operated well – 486 Boe (67% oil) in Kay County and one non-operated well – 147 Boe (67% oil) in Grant County. The Company’s PQML#6 (Kay County – NRI 37%), PQML#10 (Kay County – NRI 40%) and PQML#11 (Pawnee County – NRI 31%) wells have been completed and are in various stages of flowing back. The Company is currently drilling its initial operated wells in Grant County.

The Company continues to be encouraged by its results in the Mississippian Lime trend. After now having drilled and completed 11 operated wells, the Company believes that it has enough data to support investing additional capital in the form of a 3-D seismic survey. The Company believes that a 3-D seismic analysis of its Mississippian Lime acreage will further enhance its understanding of the trend and help identify the best development opportunities. The Company plans to participate in a 3-D seismic survey over its Pawnee acreage during the second quarter of 2013 and is currently evaluating options for its Kay and Grant County acreage.

In the Woodford, the Company recently commenced production from four additional liquids rich Woodford wells. This group of wells had an average lateral length of 4,955 feet and achieved an average maximum 24 hour gross rate of 3,627 Mcf of gas and 255 barrels of natural gas liquids. In addition, the Company is currently completing eight additional liquids rich Woodford wells.

Production Guidance Update

The Company projects its fourth quarter 2012 production will average between 96 and 97 Mmcfe per day. The Company is planning to provide its 2013 production and capital expenditure guidance as well as its 2012 estimated proved reserves during the first week of February.

Hedging Update

The Company recently initiated the following commodity hedging transaction:

Production Period	Instrument Type	Daily Volumes	Price
Gas:
2013	Swap	5,000 Mmbtu	$4.00

After executing the above transaction, the Company has approximately 5.5 Bcf of gas volumes hedged for 2013.

Management’s Comment

“We are pleased to complete the sale of our non-operated Fayetteville assets for more than seven times the estimated 2012 cash flow. This sale enables us to further strengthen our balance sheet while increasing our focus on growing our liquids production from our core assets in the Mississippian Lime, Woodford, East Texas and Gulf Coast Basin,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “We have a strong track record of utilizing seismic data in the Gulf Coast and the Woodford to significantly improve our drilling success. We believe that obtaining seismic data over our Mississippian acreage is the next logical step in our development plan and we expect the data will be extremely beneficial in reducing the variability of well results.”

Non-GAAP Financial Measure

PV-10 is the estimated future cash flow from estimated proved reserves discounted at an annual rate of 10% before giving effect to income taxes. Standardized measure is the after-tax estimated future cash flows from estimated proved reserves discounted at an annual rate of 10%, determined in accordance with GAAP. Management believes PV-10 is useful to investors as it is based on prices, costs and discount factors which are consistent from company to company, while the standardized measure is dependent on the unique tax situation of each individual company. As a result, the Company believes that investors can use PV-10 as a basis for comparison of the relative size and value of reserves to other companies in different basins. The Company also understands that securities analysts and rating agencies use PV-10 in similar ways. PV-10, as presented herein, cannot be reconciled to the standardized measure of discounted future cash flows because final income tax information for 2012 is not yet available.

About the Company

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Wyoming, Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracing operations in shale plays or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

Click here for more information: “http://www.petroquest.com/news.html?=BizID=1690&1=1”